APPENDIX IV-36

LIST OF FUNDS

SERVICES & FEES

This Appendix IV-36 is part of the Fund Services Agreement (the “Agreement”), dated October 19, 2021, between Northern Lights Fund Trust II (the “Trust”) and Ultimus Fund Solutions, LLC (“UFS”). Set forth below are the Services elected by the Fund(s) identified on this Appendix IV-36 along with the associated Fees. Capitalized terms used herein that are not otherwise defined shall have the same meanings ascribed to them in the Agreement.

COVERED FUNDS

The Fund(s) to be covered under this Agreement include:

Fund(s)
Hodges Fund
Hodges Small Cap Fund
Hodges Small Intrinsic Value Fund
Hodges Blue Chip Equity Income Fund

Funds with the same investment adviser are collectively referred to as a “Fund Family.”

SELECTED SERVICES and FEES

The Fund(s) shall pay to UFS the following fees: (unless otherwise specified, all basis point fees will be calculated based upon the average net assets of the Fund for the previous month).

Fund Accounting and Fund Administration Fees

1.                   Base annual fee* (per Fund):

6 basis points (0.06%)** on the first $250 of average net assets; plus

5 basis points (0.05%)** on net assets between $250 million and $1 billion; plus

4 basis points (0.04%)** on average net assets greater than $1 billion.

*The base annual fee is subject to a $60,000 minimum annual fee per Fund.

**For purposes of calculating the basis point component of the Fund Accounting and Fund Administration Fee, average net asset levels will be measured at the Fund Family level.

Funds with multiple share classes will be assessed an additional $6,000.00 annual fee for each share class above one. Bond funds will be assessed an additional $6,000.00 annual fee. Funds utilizing sub-advisers will be assessed an additional $2,000.00 annual fee per sub-adviser.

2.	Price Quotes. The charges for securities/commodity price quotes are determined by UFS’s cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:
Canadian and Domestic Equities	$0.0849
International Equity (Non Fair Value)	$0.4244
Corporate Bonds, MBS Bonds, MBS ARMs, and Money Markets	$0.6365

APPENDIX IV-36

LIST OF FUNDS

SERVICES & FEES

Government/Agency	$0.6153
Floating Rate MTN	$0.6578
Municipal Bonds	$0.7002
High Yield Corporate Bonds, High Yield Municipal Bonds	$0.8699
International Bond	$1.1458
ABS, ABS Home Equity, CMO Non-Agency Whole Loan ARMs, CMOs, and CMO Other ARMs	$1.1564
CMBS	$1.5065
CDO & CLO	$3.9784
Options/Futures (Listed)	$0.1000
Leverage Loans/Bank loans [monthly]	$16.0000
Exchange Rates - Spot and Forwards	$0.6968
International Equity (Fair Value)	$0.7426
CDS & CDX Swaps [monthly]	$62.5000

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Adviser Provided	$100 per month up to 10 manual inputs
Controlled Foreign Corporation (CFC)	$100 per month per CFC

3.       Additional Charges.

a.	Reimbursable expenses. The Fund(s) shall reimburse UFS for all reimbursable expenses incurred by UFS to provide the Services to the Fund(s).
b.	Manual processing fee. The Fund(s) shall pay an additional charge of $500.00 per month for portfolios that transmit trades in a non-electronic format.
c.	SSAE 18 expense. Each Fund shall pay its allocated portion of the UFS annual SSAE 18 review.
d.	Tax Provisioning/ASC 740 Compliance fee. The Fund shall pay UFS $750.00 per calendar quarter for tax provisioning services and ASC 740 Compliance.

- Additional fees relating to tax provisioning or tax compliance may arise relative to certain strategies or approaches taken by the adviser with respect to portfolio management. The following are examples of fees that may be charged:

- Schedule K-1 fee – for Funds with investments requiring additional processing, including, without limitation, Funds with more than 10 Schedule K-1s or tiered partnerships or private partnerships whereby additional Schedule K-1s are received, each additional K-1 over 10 will be charged at $100 per K-1 received. For tiered partnerships and private partnerships, each K-1 over 10 will be charged a fee of $250 per partnership K-1 received.

- Fee for separate tax year from fiscal year – in cases where a Fund elects or is otherwise required to have a tax reporting year-end that is different from its fiscal year-end, an additional $2,000 per year may be charged.

- Wholly-owned subsidiary fee – in cases where a Fund elects or is otherwise required to have a wholly-owned subsidiary [for example: controlled foreign corporation/Cayman subsidiary], an additional fee of $1,000 may be charged.

- Trust Preferred Securities [“TRUPS”] fee – in cases where a Fund holds TRUPS and transactions in total are more than 500 tax lots, an additional fee of $1,000 may be

APPENDIX IV-36

LIST OF FUNDS

SERVICES & FEES

charged. If between 501-2,500 tax lots, an additional fee of $2,000 may be charged. Transactions over 2,500 tax lots may be charged an additional fee of $5,000.

- QCCO and Tax Straddle fee – in cases where a Fund wittingly or unwittingly engages in QCCO or tax straddle transactions, an additional fee of $2,000 may be charged. Note: for Funds with significant volume in such transactions an outsourced solution may be preferable and there will be no fee paid to UFS, but rather an expense will be incurred for an unaffiliated servicer.

- Equalization service fee – in cases where a Fund elects to utilize a tax equalization strategy, an additional fee of $500-$1,000 may be charged.

- Distribution estimates fee – in cases where an advisor requests more than 2 estimates in a distribution period [“period” defined as year-end for excise or fiscal purposes], an additional fee of $250-$500 per estimate over 2 may be charged.

- Tax diversification testing fee – in cases where a Fund invests in certain investments such as Funds of Funds structures whereby private Funds are held and the look through and aggregation of underlying holdings needs to be completed manually to complete post-trade compliance testing, an additional fee of $500 per month may be charged [for up to 10 underlying Fund look-throughs].

e.	Fund Accounting Data De-Conversion fee. Each Fund shall pay a Fund Accounting record data de-conversion fee in the amount of $5,000.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.
f.	Fund Administration Data De-Conversion fee. Each Fund shall pay a Fund Administration record data de-conversion fee in the amount of $5,000.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.
g.	Reporting Modernization fee. Each Fund shall pay a monthly reporting modernization fee for third-party data and technology and personnel costs associated with N-PORT and N-CEN filings. Current annual charges are as follows, but are subject to change from time-to-time upon written notice from UFS:

3rd Party Data Sourcing including data only	ICE [InterContinental Exchange, fka “IDC”]	$2,000-3,000**
or
3rd Party Data Sourcing w/Liquidity Classifications	ICE [InterContinental Exchange, fka “IDC”]	$3,000-4,000**
and
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/UFS - Equity Funds	$7,500-8,500***
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/UFS - Fixed Income/Other non-Equity Funds	$8,500-$10,000***

** The range is dependent on portfolio holdings. Any data not received from ICE or requiring manual intervention will be subject to additional charges.
*** The range is dependent on the requirement that a Fund determine a Highly Liquid Investment Minimum pursuant to SEC Rule 22e-4 and the ongoing support required. For purposes hereof, “Equity Funds” shall mean funds with greater than 80% of its holdings in equity securities, ETFs and Mutual Funds.

APPENDIX IV-36

LIST OF FUNDS

SERVICES & FEES

4.	State Registration (Blue Sky) Fees:

Each Fund shall pay its allocated federal and state regulatory filing fees. In addition, each Fund shall pay UFS the following fees per state registration:

Initial registration and any registration renewal	$150.00
Sales reports (if required)	$ 25.00

Transfer Agency Fees

1.
Base Annual Fee
Annual fee per Fund’s first share class	$15,000

Each Additional Class	$12,000 per class
Annual fee per open direct shareholder account*	$12.00 per open account
Annual fee per open NSCC account (ML3 and ML0)*	$12.00 per open account
Annual fee per open networked shareholder account*	$8.00 per open account
Annual fee per closed account	$1.00 per closed account
PowerAgent License Fee (annually)	$7,200 per user license
CUSIP Setup Fee	$3,000 per CUSIP

uTRANSACT Fees (web package) (check applicable fees)
[_] One-time implementation fee	$20,000
[_] Ongoing annual fee	$22,500 annual base fee
[_] Overall Activity Fee****	$0.50 per authentication
Asset Allocation Modeling (check applicable fees)
[_] One-time implementation fee	$5,000
[_] Ongoing annual fee	$12,000

PLAID Fees (instant bank verification) (check applicable fees)
[_] One-time setup fee	$4,000
[_] Ongoing annual fee	$3,000

Web Configuration (e.g., campaign updates, marketing changes, etc.)	$200 per hour

Real Time Cash (check applicable fees)
[_] Monthly fee per CUSIP	$200

API Connectivity (check applicable fees)
[_] Implementation	$200 per hour
[_] Ongoing maintenance fee (monthly)	$2,500
Ad Hoc Services and Fees

APPENDIX IV-36

LIST OF FUNDS

SERVICES & FEES

Vision Feeds (check applicable fees)
[_] Initial Setup	$500
[_] Ongoing maintenance fee (monthly)	$150 per month

File Feeds (ex. Omni/SERV, Sales and Reporting, etc.) (check applicable fees)
[_] Initial Setup (per file)	$500 per file
[_] Ongoing maintenance fee (monthly, per file)	$150 per month

Event Processing (e.g., mergers, liquidations, name change, CUSIP change, etc.)	$250 per hour
Periodic Fee Jobs (Green Fee, Low Balance, etc.)	$250 per hour
Ad Hoc Report Requests***	$165 per report
AIP Fee	$600 per month

Service and Transaction Fees
Call Fee	$2.25 per minute on calls handled by Transfer Agent
Manual Transaction Fee	$3.00 per manual transaction

Dealer Loss Reclaim Fee	$200 per month
Capital Calls/Tender Processing Fee	$750 per event

Shareholder Fees****
Annual IRA Custodial Fee	$25.00
Annual fee per open IRA Account	$15.00
Removal of excess contribution or Roth conversion/recharacterization	$15.00
Outbound Wire	$15.00
Returned ACH/Bounced Check	$25.00
Distribution to participant	$15.00
IRA Withdrawal Fee (transfer or redemption)	$25.00
Overnight Delivery	$35.00
Statement Retrieval Fee	$25.00

*Open account fee to be charged until annual tax work for the account has been completed.

**An authentication is generally required at initial login for each unique device and when making updates to security options.

***Highly complex report development is subject to hourly programming fees.

****Fee may be passed through to shareholders of the Fund(s).

APPENDIX IV-36

LIST OF FUNDS

SERVICES & FEES

2.	[] MFPS I or [] MFPS II (check if applicable)

One-time Fees: $500 per no-load fund family; $1,000 per load fund family (MFPS II only)

Ongoing (Monthly) Fees:

MFPS I (only): $325 per month (paid to NSCC)

MFPS II (includes MFPS I):

No. of CUSIPS	Paid to UFS	Paid to NSCC*	Total
0-5	$75	$250	$325
6-10	$100	$250	$350
11-20	$200	$250	$450
20-25	$250	$250	$500
26+	$350	$1,250	$1,600

*Prices reflect current NSCC pricing and are subject to change.

The parties hereto acknowledge and agree that UFS shall bear no liability with respect to the accuracy of data entered into MFPS II and that the pricing as set forth herein is premised upon this limitation of liability.

3.	Additional Charges:
a.	Transfer Agency De-Conversion fee. Each Fund shall pay a Transfer Agency record data de-conversion fee in the amount of $25,000.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.
b.	Rule 22c-2 compliance support fee. The Funds shall pay a $100.00 monthly administration fee for Rule 22c-2 compliance support per Fund Family, plus an additional monthly fee of $25.00 per Fund.

Special Reports/Programming Fees

All special reports analyses and/or programming requested by a Fund or the Trust under this Agreement shall be subject to an additional programming charge. The current rate as of the date of this Agreement is $250.00 per hour and is subject to change.

All services listed above with a check box that are used by the Trust or Funds will be billed by UFS in accordance with the listed fees, even if not checked.

APPENDIX IV-36

LIST OF FUNDS

SERVICES & FEES

Reimbursable Expenses

The Trust shall reimburse UFS for all reimbursable expenses incurred by UFS when performing Services under this Agreement, including but not limited to the following:

o Anti-ID Theft Monitoring	o Pro rata portion of annual SSAE 18 review
o Bank Account and other Bank Fees	o Proxy Services
o Customer Identification/AML Program Costs	o Record Storage
o Fund Stationery and Supplies	o Regulatory fees and assessments
o Locating Lost Shareholders/Escheatment Costs	o State and Federal filing fees and assessments
o NSCC Charges	o Tax Reporting
o Postage	o Telephone and Toll Free Lines
o Pre and Post Sale Fulfillment	o Travel Requested by the Trust
o Printing Fund Documents	o Shareholder applications and forms

Signature Page Follows

APPENDIX IV-36

LIST OF FUNDS

SERVICES & FEES

IN WITNESS WHEREOF, the parties hereto have executed this Appendix IV-36 to the Fund Services Agreement effective as of January 26, 2023.

NORTHERN LIGHTS FUND TRUST II By: ______________________________ Kevin Wolf President	ULTIMUS FUND SOLUTIONS, LLC By: _______________________________ Gary Tenkman Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement and further acknowledges and agrees that:

(1) UFS expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) UFS's business is highly competitive and is marketed throughout the United States, and (3) if the Adviser were to hire any UFS employees who are involved in the procurement of the Services under this Agreement then UFS may suffer lost sales and other opportunities and would incur substantial expense in hiring and training replacement(s) for those employees. Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of UFS for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to UFS in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

Hodges Capital Management, Inc.

2905 Maple Avenue

Dallas, TX 75201

By: ___________________________

Name:

Title: